Exhibit (p)(10)

Code of Ethics

May 1, 2019

Revised July 31, 2019

Investment Advisers Act of 1940

Rule 204A-1

Summary

ThinkBetter, LLC (“ThinkBetter” or “Firm”) has adopted a Code of Ethics that governs the conduct of its “Supervised Persons.” A Supervised Person is any employee, director, officer or advisory person of ThinkBetter. The Code of Ethics requires Supervised Persons to comply with the principles and standards of conduct described below. This Code supersedes any prior Code of Ethics and should be read in conjunction with the ThinkBetter Policies and Procedures Manual and Exhibits.

The Code requires all employees to adhere to the highest standards and not take advantage of client, firm or portfolio information for their own benefit.

No individual’s personal interest is more important than the integrity of ThinkBetter.

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I.	INTRODUCTION

As a State of Florida registered investment adviser, ThinkBetter, LLC (“THINKBETTER” or “Firm”) stands in a position of trust and confidence with respect to our Advisory Clients. Accordingly, we have a fiduciary duty to place our Clients’ interests before our own. Under Rule 204A-1, the Firm must adopt a Code of Ethics (“Code”), which sets forth the standards of conduct expected of the Firm and its “supervised persons” (“Supervised Persons”). On June 5, 2019, the Securities and Exchange Commission issued a Release, “Commission Interpretation Regarding Standard of Conduct for Investment Advisers.” The Release outlines expectations of advisers with particular attention to their overarching commitment to their clients.1

An investment adviser’s fiduciary duty under the Advisers Act comprises a duty of care and a duty of loyalty. This fiduciary duty requires an adviser “to adopt the principal’s goals, objectives, or ends.” This means the adviser must, at all times, serve the best interest of its client and not subordinate its client’s interest to its own. In other words, the investment adviser cannot place its own interests ahead of the interests of its client. This combination of care and loyalty obligations has been characterized as requiring the investment adviser to act in the “best interest” of its client at all times. In our view, an investment adviser’s obligation to act in the best interest of its client is an overarching principle that encompasses both the duty of care and the duty of loyalty.

This Code is adopted pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940 applicable to all registered investment advisers, and Section 204A of the Investment Advisers Act of 1940 which requires that registered investment advisers adopt procedures reasonably designed to prevent the misuse of material, nonpublic information.

The SEC has described this duty as one where an investment adviser is held to the highest standard of conduct and must act in the best interest of its client. An adviser’s “fiduciary obligation, which includes an affirmative duty of utmost good faith and full and fair disclosure of all materials facts…”2

1 SEC Release No. IA-5248 Commission Interpretation Regarding Standard of Conduct for Investment Advisers. Issued June 5, 2019.

2 SEC Release No. IA-4889: Proposed Commission Interpretation Regarding Standard of Conduct for Investment Advisers; Request for Comment on Enhancing Investment Adviser Regulation. Issued April 18, 2018.

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THINKBETTER expects each of its directors, officers and employees (each, a “Supervised Person and collectively, “Supervised Persons”3) to conduct him or herself with integrity, honesty and professionalism. This Code of Ethics (“Code”) provides general guidance and sets out standards of conduct to address potential conflicts of interest that might arise between this fiduciary duty to our Clients and a Supervised Person’s personal activities.

The Firm’s Supervised Persons include the following persons:

a)	Investment Advisory Representatives;

b)	Partners, officers, members and principals (or other persons occupying a similar status or performing similar functions);

c)	Employees; and

d)	Any other person who provides advice on behalf of the Firm or is subject to the Firm's supervision and control.

All employees of ThinkBetter shall be considered both Supervised Persons and Access Persons for purposes of the Code of Ethics.

A Code of Ethics cannot address all questions raised in the context of business relationships, and therefore the provisions of the Code may not address all possible conflicts of interest. The Code is intended to serve as a guide for Supervised Persons of THINKBETTER.

In situations where you may be uncertain as to the intent or applicability of the Code, consult with the Chief Compliance Officer or designee, who will provide guidance and may grant exceptions in situations where the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of a Supervised Person or the Firm.

You are responsible for reading, understanding and complying with the Code, which should be read in conjunction with the Firm’s Policies and Procedures Manual. The Code will be reviewed at least annually and any significant changes will result in an update being distributed.4 Any violation of this Code of Ethics by any employee or Supervised Person will result in disciplinary action, up to and including discharge.

3 Definitions of certain capitalized terms can be found in the Definitions section to this Code of Ethics. These definitions are an integral part of the Code and a proper understanding of them is necessary to comply with the Code.

4 THINKBETTER RESERVES THE RIGHT TO AMEND OR OTHERWISE REVISE THIS CODE OF ETHICS AT ANY TIME AND WITHOUT PRIOR NOTICE. THINKBETTER WILL ENDEAVOR TO NOTIFY ITS SUPERVISED PERSONS PROMPTLY OF ANY CHANGE HERETO.

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Upon receiving the Code, you must acknowledge your receipt of the Code and retain a copy of the Code. This document is the exclusive property of THINKBETTER and must be returned should your association with THINKBETTER terminate for any reason. An acknowledgement form is included as an appendix to this Code.

The THINKBETTER Code of Ethics shall be available upon request, as disclosed in the Firm’s Form ADV Part 2A.

2.	STANDARDS OF CONDUCT AND FIDUCIARY DUTY

THINKBETTER is committed to a culture that promotes high ethical standards. The Code incorporates the following general principles which all Supervised Persons are expected to uphold:

●	We must at all times place the interests of our clients first.

●	We owe a fiduciary duty to our clients and place their interests ahead of your own and the Firm’s at all times.

●	We must avoid participating in transactions, activities and relationships that might interfere (or appear to interfere) with making decisions in the best interests of THINKBETTER’s clients.

●	Must demonstrate an affirmative duty of utmost good faith and loyalty to our Clients and to make a full and fair disclosure of all material facts, including conflicts of interest; as a firm, we have a duty to ensure that investment advice is suitable to meeting each Client’s individual goals and objectives, considering their needs and circumstances.

●	Must not take inappropriate advantage of your position at THINKBETTER through the receipt of investment opportunities, gifts or gratuities.

●	Non-public information regarding the identity of securities positions of clients may not be improperly disclosed to persons outside the Firm, except to the extent that disclosure is consistent with the client’s best interest and the THINKBETTER Policies and Procedures.

●	All personal and professional activities will be conducted in a manner consistent with any and all Applicable Federal Securities Laws.

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●	We must conduct all personal securities transactions in full compliance with this Code.

●	All employees have an obligation to report violations of the Code. If you become aware of a violation of the Code committed by another Supervised Person, you have an ongoing obligation to report that violation to the Chief Compliance Officer or designee. It is THINKBETTER’s policy to protect the confidentiality of any such report made in good faith and any Supervised Person reporting such a violation will not be subject to retaliation.

3.	PERSONAL SECURITIES TRADING

A.	Trading in General

Each Supervised Person is expected to devote his or her workdays to serving the interests of THINKBETTER and its Clients. All Supervised Persons will be designated as “Access Persons” and subject to the following requirements regarding their personal securities activities. An Access Person includes all directors and officers of THINKBETTER and any other employee who has access to nonpublic information regarding any clients’ purchase or sale of securities, who is involved in making securities recommendations to clients or who has access to such recommendations if nonpublic.

B.	Reportable Accounts

You are required to provide the Firm with certain information with respect to brokerage and other accounts and Covered Securities held in your name or in which you otherwise have a financial interest. Specifically, you must report accounts of your Immediate Family Members and other accounts in which you have a Beneficial Ownership.

●	Immediate Family Members are members of your family that reside in your household and includes your spouse or domestic partner, parents, grandparents, children and grandchildren, and siblings, including in-law, adoptive, step and half family members.

●	Accounts in which you have a Beneficial Ownership are those accounts in which you have a “pecuniary interest,” which is the opportunity directly or indirectly to profit or share in a profit derived from such a transaction in a security. Examples of accounts in which you have beneficial ownership include those in which you are the sole or joint owner, trust accounts in which you are the trustee or otherwise exercise control, or a general partner in a general or limited partnership. Please see the Definitions section for further discussion of Beneficial Ownership.

If you are unsure about the application of an Immediate Family Member or Beneficial Ownership requirements, please contact the Chief Compliance Officer.

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C.	Access Person Obligations

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to the Chief Executive Officer or Chief Compliance Officer, or designee, which must contain the information described below. Supervised Persons are required to arrange for their brokerage firm(s) to send duplicate statements to THINKBETTER.

a.	Initial Requirements

All Access Persons must submit an initial holdings report within ten (10) calendar days of hire or otherwise being designated as an Access Person to disclose the certain information for their own personal securities holdings and any others in which they have a Beneficial Interest. This report is to be submitted to the Chief Compliance Officer or designee and must be current as of a date no more than forty-five (45) calendar days prior to commencement of employment (or Access Person designation). The reporting form is included as an appendix to this Code and requires you to report:

i.	The title and type of security, ticker symbol or CUSIP number as appropriate, number of shares and principal amount of each Covered Security in which the you had any direct or indirect Beneficial Ownership;

ii.	The name of any broker, dealer or bank with whom you maintained an account in which any Covered Securities were held for your direct or indirect benefit; and

iii.	The date that the report is submitted.

Further, you are to arrange for your brokerage firms to automatically send duplicate brokerage account statements to the Chief Compliance Officer or designee, or to maintain your accounts with a brokerage firm with which THINKBETTER has access to your personal account information.  Please contact the Chief Compliance Officer or designee for further information. One purpose of the rule is to provide THINKBETTER with information on “front running,” (i.e., personal trades executed prior to those of the firm’s clients) insider trading, as well as other potentially abusive practices which disadvantage clients.

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This is an annual requirement; however, employees are required to update any changes to their brokerage or bank account statements where you trade securities.

b.	Quarterly Requirements

Every Access Person must report to the Chief Compliance Officer or designee no later than thirty (30) days after the end of the calendar quarter, the following information:

i.	With respect to any transaction during the quarter in a Covered Security in which you had any direct or indirect Beneficial Ownership:

a.	The date of the transaction, the title, ticker symbol or CUSIP as appropriate, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the Covered Security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date that the report is submitted by the Access Person.

Your report should include any Reportable Securities acquired through a gift or inheritance.

ii.	With respect to any new account you established in which any Covered Securities were held during the quarter for your direct or indirect benefit:

a.	The name of the broker, dealer or bank with which the Access Person established the account;

b.	The date the account was established; and

c.	The date that the report is submitted by the Access Person.

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To the extent such information is included in a duplicate statement sent directly from your brokerage firm to the Chief Compliance Officer or designee (either in a statement or acceptable data feed, you do not need to complete an additional report, so long as such statement is received within 30 days after the end of the applicable quarter. Please note that each Access Person is required to complete the quarterly report, even if they did not complete any personal investment transactions during the quarter.

The Chief Compliance Officer’s personal securities transactions, outside business activities and any other reportable events shall be reported to the Chief Executive Officer.

D.	Annual Requirements

Each Access Person must submit an annual holdings report setting forth the above-specified information which must be current as of a date no more than forty-five (45) days before the report is submitted (i.e. a report of your holdings as of December 31st is due no later than February 14 of the following year).

E.	Exception to Reporting Requirements

In general, reporting is not required for accounts over which you nor an Immediate Family Member (i) exercises investment discretion, (ii) receives notice of transactions prior to execution, and/or (iii) otherwise has direct or indirect influence or control (i.e. a managed account) as approved by the Chief Compliance Officer or designee. Automatic reimbursement of dividends?

F.	Pre-Clearance Required for Participation in IPOs and Private or Limited Offerings

No Access Person shall acquire any beneficial ownership in any securities in an Initial Public Offering or any securities in a limited offering or private placement for his or her account without the prior written approval of the Chief Compliance Officer or designee who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

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4.	REPORTING VIOLATIONS & REMEDIAL ACTIONS

All Supervised Persons shall promptly report to their supervisor, the Chief Compliance Officer or a Member of Senior Management all apparent violations of the Code. Supervisors and other Members of Senior Management shall immediately report possible material violations of the Code to the Chief Compliance Officer. The Chief Compliance Officer shall promptly report to the Senior Management all material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to Senior Management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to Senior Management.

It is every Supervised Person's obligation to promptly report to their supervisor, the Chief Compliance Officer or a member of Senior Management if the Supervised Person possesses a reasonable belief that there is a possible violation of the Firm’s Code of Ethics, the Firm’s Compliance Policies & Procedures or a securities law violation that has occurred, is ongoing or is about to occur. The Firm will not permit any form of intimidation or retaliation against any Supervised Person who possess a reasonable belief that the information being provided relates to a possible violation. All appropriate reports will be treated confidentially and investigated promptly and appropriately. Senior Management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.

If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, a letter of reprimand, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

5.	INTERPRETATIONS AND EXCEPTIONS

Any questions regarding the applicability, meaning or administration of this Code shall be referred by the person concerned in advance of any contemplated transaction to the Chief Compliance Officer.

The Chief Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

a.       The Supervised Person seeking the exception provides the Chief Compliance Officer with a written statement (i) detailing the efforts made to comply with the requirement from which the Supervised Person seeks an exception and (ii) containing a representation that compliance with the requirement would impose hardship on the Supervised Person;

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b.       The Chief Compliance Officer believes that the exception would not harm or defraud a Client, violate applicable law or the general principles stated in the Code or compromise the Supervised Person’s or the Firm's fiduciary duty to any Client; and

c.       Any supporting documentation that the Chief Compliance Officer may request.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

The Chief Compliance Officer shall request exemptions from an appropriate control person of THINKBETTER.

6.	CERTIFICATE OF RECEIPT AND COMPLIANCE

You are required to acknowledge receipt of your copy of this Code and to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually or upon amendment of the Code thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each certificate will also state that you have complied with the requirements of this Code during the prior year, and, if appropriate, that you have disclosed, reported, or caused to be reported all transactions during the prior year in Covered Securities of which you had or acquired Beneficial Ownership. The certificate of receipt and compliance acknowledgment of receipt of this Code is included as an Appendix to the Policies and Procedures Manual and will also be provided to you by email as an attachment.

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DEFINITIONS

“Applicable Federal Securities Laws” refers to any and all federal securities laws or regulations that may be applicable, including, but not limited to, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act or 1934 (the “Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, (the “1940 Act”), the Investment Advisers Act of 1940, as amended, (the “Advisers Act”), Title V of Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) under any of these statutes, and the Bank Secrecy Act as it applies to investment advisers and any rules adopted thereunder by the SEC or Department of Treasury.

“Supervised Person” means any employee, director, officer, general partner, or Advisory Person of THINKBETTER.

“Access Persons” are any “Supervised Persons” who have access to nonpublic information regarding any clients' purchase or sale of securities (or nonpublic information regarding the portfolio holdings of any reportable fund), or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“Advisory Client” or “Client” means any natural persons or business entities for which THINKBETTER serves as investment adviser.

“Chief Compliance Officer or designee” shall mean THINKBETTER’s compliance department, consisting of the Chief Compliance Officer and his/her designees.

“Security” shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.

“Covered Security” shall mean a Security as defined in item D above (in effect, all securities) except that it shall not include:

●	Direct obligations of the government of the United States, such as U.S. Treasury bonds;

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●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and

●	Shares issued by open-end funds, such as open-end mutual funds.[5] Note that this exception only extends to open-end funds registered in the United States and does not include transactions and holdings in shares of both affiliated and unaffiliated closed-end funds, nor in offshore funds. These latter categories are both reportable. Exchange Traded Funds are also considered Covered Securities.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. An Access Person is considered to have Beneficial Ownership of Securities if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect “pecuniary interest” in such Securities.

You have a pecuniary interest in a Security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in that Security.

The following are examples of an indirect pecuniary interest in Securities:

●	Securities held by your immediate family members sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

●	Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, civil or domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive, step and half family relationship.

●	Your proportionate interests as a general partner in portfolio Securities held by a general or limited partnership.

●	Your interests as a manager-member in the Securities held by a limited liability company.

5 If THINKBETTER or a Supervised Person of Adviser provided investment advice or controlled an open-end fund then such fund would also be reportable. However, such relationships are not anticipated to exist at THINKBETTER. Any Supervised Person must inform the CCO of any such advisory or control relationship with an open-end fund.

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You do not have an indirect pecuniary interest in the portfolio Securities held by a corporation or similar entity in which you own securities if you are not a controlling shareholder of the entity and do not have or share investment control over the entity’s portfolio.

The following circumstances constitute Beneficial Ownership of Securities held by a trust:

●	If you are a trustee of the Trust and have a pecuniary interest in any holding or transaction in the issuer’s securities held by the Trust, as well as if you are a trustee and a member of your immediate family is a beneficiary to the Trust or may receive certain performance fees.

●	If you are a beneficiary to a Trust and (a) share investment control with the trustee with respect to a trust transaction, the transaction shall be attributed to you as well as the trust, (b) have investment control with respect to a trust transaction without consultation with the trustee, the transaction shall be attributed to you and (c) you shall be deemed to have pecuniary interest in the issuer’s securities held by a trust to the extent of your pro rata interest in the trust where the trustee does not exercise exclusive control. For instance, an Access Person who holds securities as a beneficiary of a trust over which he has investment discretion, such as a 401(k) or other participant-directed employee benefit plan, would be considered beneficial owner of securities in the plan.

●	If you are a settlor of a trust and reserve the right to revoke the trust without the consent of another person, the trust holdings and transactions shall be attributed to you; provided, however, if you do not exercise or share investment control over the issuer’s securities held by the trust, the trust holdings and transactions shall be attributed to the Trust instead of you as settlor.

“Immediate Family Member” means members of your family that reside in your household and includes your spouse or domestic partner, parents, grandparents, children and grandchildren, and siblings, including in-law, adoptive, step and half family members. Such beneficial ownership of an account or Security held by an Immediate Family Member may be rebutted by a Supervised Person if, in the determination of the Chief Compliance Officer, the Supervised Person does not have any pecuniary interest is such an account or Security.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

“Limited Offering” shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933. This may include so-called hedge fund investments or generally investments in private securities.

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“Purchase or Sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Security held or to be acquired” by an Advisory Client means (a) any Covered Security which (i) is or has been held by an Advisory Client or (ii) is being or has been considered by an Advisory Client or THINKBETTER for purchase by an Advisory Client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Code.

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APPENDIX I

THINKBETTER

Code of Ethics

Personal Securities Initial & Annual Holdings Report

Each Access Person is to report initially (within 10 days of becoming a Access Person) and annually thereafter (no later than January 31st of each year) information about any security holdings in which you have a direct or indirect beneficial interest, including any personal, household or family accounts and holdings or other accounts or holdings for which you have authority to trade or invest.

If an annual report, the information provided below must be current as of a date no more than 45 days before the report is submitted.

Instructions:

1.	Please complete all sections;

2.	Print, sign and date the form;

3.	Return to the Chief Compliance Officer or designee; and

4.	Send before the deadline dates noted above.

Initial/Annual Holdings Information

______I do not currently have any securities holdings.

______I have attached statements of all securities holdings.

______I have securities holdings in accounts over which I exercise no influence or control. I have read the “Exception to the Reporting Requirements” in the Code. For the time period covered by this Annual Holdings certification, as to the holdings in the accounts, I confirm that did not exercise influence or control: I did not suggest to the manager/adviser of such account any particular purchases or sales of securities, I did not direct or make any particular purchases or securities for the account and I did not consult with the manager/adviser of the account to provide any input or advice regarding the allocation of investments in the account. The relationship between myself and the account/manger is a professional one for which a fee is paid and such manager/adviser is unaffiliated with myself or THINKBETTER. I understand that THINKBETTER may request copies of the account statements for this account at any time.

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______I have arranged for the Firm to receive automatic duplicate statements of securities transactions and holdings which meet the reporting requirements. The following are the accounts in which any Securities are held for my direct or indirect benefit:

Name of Broker/Dealer, Bank or Entity with the Account	Account Name

Additional Information

Do you have any outside employment or business activity, including serving as a Director, Officer, Trustee, Member, Partner, or in any other capacity, for any other entity?

YES ___ NO ___

If YES, Describe:

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I certify that to the best of my knowledge this form and the attached statement(s) (if any) constitute all of the information required to be submitted under the Restated Code of Ethics of THINKBETTER.

Date:
Signature

Print Name

Return to the Chief Compliance Officer or designee. Questions regarding this Form may be directed to the Chief Compliance Officer or designee.

Date Submitted to Chief Compliance Officer or designee: _________________

Reviewed by Chief Compliance Officer or designee: ______________________

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APPENDIX II

THINKBETTER Quarterly Securities

Transaction and Gift Report

this form may be substituted for a tailored ThinkBetter pdf form. please refer to the chief compliance officer for this/these forms.

TRADING INFORMATION MAY BE PROVIDED BY QUARTERLY STATEMENTS FROM THE EMPLOYEE’S/ACCESS PERSON’S BROKERAGE OR CUSTODIAN ACCOUNT SENT DIRECTLY TO THE CHIEF COMPLIANCE OFFICER FROM THAT BROKER OR CUSTODIAN.

For the Calendar Quarter Ended [__________]

Instructions:

1.	Please complete Item A OR B

2.	Please complete Item C

3.	Please complete Item D

4.	Print, sign and date the form;

5.	Return to the Chief Compliance Officer or designee; and

6.	Send before the deadline date noted below.

A.

No reportable transactions. ☐ OR

During the quarter referred to above, the following transactions were effected in Covered Securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Restated Code of Ethics of THINKBETTER.

Security (Include Full Name of Issuer/ticker symbol	Date of Transaction	Interest rate and Maturity Date (if applicable)	Number of Shares	Principal Amount of Transaction	Nature of Transaction: (Buy/Sell)	Price at which Trans-action effected	Broker/Dealer or Bank Effected Through:

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B.

In lieu of the information required under A above, I represent that I have given instructions to each broker-dealer who holds Securities in which I have beneficial ownership to provide duplicate trade confirmations and/or brokerage account statements to THINKBETTER and together with any new accounts listed under C below, such transactions represent all transactions which must be reported pursuant to the Code of Ethics. ☐

C.

During the quarter referred to above, I established the following accounts in which any Securities were held during the quarter for my direct or indirect benefit:

Name of Broker/Dealer, Bank or Entity with the Account	Date Account was established

OR N/A ☐

D.

Have you been the recipient of any gifts, business meals, sporting events, or other business entertainment from anyone doing business with the firm with a value in excess of $200 per gift or event? YES ___ NO ___

If YES, Describe:

This report is to be signed, dated and returned within thirty (30) days of the end of the calendar quarter. Your signature also certifies compliance with the “Gifts and Entertainment” provisions of the Code of Ethics, including reporting requirements.

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Signature:____________________________________
Printed name:_________________________________

Date:________________________________________

Questions regarding this form may be directed to the Chief Compliance Officer or designee.

Date Submitted to Chief Compliance Officer or designee: _________________

Reviewed by Chief Compliance Officer or designee: ______________________

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